Exhibit 99.1

The Pepsi Bottling Group Reports First Quarter 2008 Results

  Comparable Diluted EPS of $0.13; Reported Diluted EPS of $0.12
  Strong Worldwide Net Revenue Growth of 7%
  Company Confirms Full-Year Earnings Guidance

SOMERS, N.Y.--(BUSINESS WIRE)--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported first quarter 2008 revenue of $2.7 billion, a seven percent increase over prior year. Net income was $28 million, or diluted earnings per share (EPS) of $0.12. This includes a net charge of $2.5 million or $0.01 per share from restructuring charges and an asset disposal charge, all of which were initiated in 2007. This compares to net income of $29 million, or $0.12 per diluted share, that the Company reported in the first quarter of 2007.

“The first quarter marked a solid start to the year, as we exceeded both our worldwide profit and earnings per share objectives. The diversity and strength of our geographic portfolio, combined with significant cost productivity gains, helped offset a challenging macroeconomic environment in the U.S.,” said Eric Foss, PBG President and Chief Executive Officer. “We also remained committed to investing for future growth, announcing two acquisitions that will enhance our competitive position in Russia and unlock new opportunities to expand our international business.

“Our focus in the second quarter and beyond is on improving our profitability in the U.S. and Canada, capturing the growth potential in Europe, and building upon our encouraging progress in Mexico,” Foss continued. “I believe we have the right plans in place to continue to deliver long-term growth and create shareholder value.”

Executive Summary

  Worldwide revenue increased seven percent in the quarter, driven by growth across each of the Company’s geographic segments. The U.S. and Canada segment reported a five percent revenue increase.
  Total worldwide physical case volume was up two percent, as every country had positive volume growth. Worldwide volume benefited in total by two percentage points due primarily to the shift of the Easter holiday into the first quarter of 2008 in the U.S. and Canada. Volume in the U.S. and Canada segment increased two percent. European volume grew a strong seven percent, driven by double-digit growth in Russia and positive performance in the balance of the countries. In Mexico, volume improved two percent.
  PBG reported net revenue per case growth of five percent, which was led by robust growth in Europe and Mexico. Net revenue per case improved three percent in the U.S. and Canada segment, with pricing gains and foreign currency translation offset by a negative mix impact due to declines in the cold drink channel and shifts into take-home volume due to Easter occurring in the first quarter of 2008 as compared to the second quarter of 2007. In the U.S., net revenue per case was up one percent for the quarter.
  Reported worldwide operating income for the first quarter declined 10 percent versus the first quarter of 2007, reflecting a three percentage point decline from foreign exchange, a four percentage point negative impact from consolidation of the Russian joint venture and a two percentage point reduction from the restructuring charge and asset disposal charge.
  The Company repurchased approximately five million shares of its stock in the first quarter. In March, the Company approved a 21 percent increase in its annual dividend, representing its fifth consecutive annual dividend increase.

In the U.S. and Canada segment, physical case volume increased two percent as the Company benefited from the shift of the Easter holiday. Total volume growth was driven by take-home growth of four percent with cold drink down two percent. U.S. volume growth was one percent. In Mexico, volume improved two percent, as positive CSD and bottled water volume growth was offset by non-carbonated and jug water declines. Volume grew seven percent for the quarter in Europe. This was again led by Russia, which delivered double-digit growth in both CSDs and non-carbonated beverages.

Foreign currency translation contributed about three percentage points of growth to net revenue, cost of goods sold (COGS) and selling, delivery and administrative (SD&A) expenses. The net effect was a decrease of three percentage points on operating income.

Reported COGS per case was up eight percent in the first quarter. COGS performance was impacted by increases in input costs, as well as foreign currency translation.

PBG’s reported SD&A expenses grew six percent in the first quarter, with the U.S. flat due to the continued success of cost and productivity initiatives.

2008 Guidance

In 2008, PBG expects to achieve top-line growth of about six to seven percent. PBG’s comparable operating profit is expected to grow four to six percent for the year. Comparable diluted EPS are forecasted to be $2.30 to $2.38. Operating free cash flow is expected to be at least $620 million.

PBG will host a conference call at 11:00 a.m. EDT today to discuss its first quarter financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company's website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 70,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 29, 2007.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Items Affecting Comparability in 2008 Results

Restructuring Charges

In the third and fourth quarters of 2007, PBG announced realignments in the Company’s organization. The total pre-tax charge for the realignments is expected to be approximately $35 million. Since the inception of the program and through March 22, 2008, the Company incurred a pre-tax charge of approximately $32 million, with a pre-tax cash charge of approximately $2 million being recorded in the first quarter of 2008.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. The total pre-tax charge for this plan is expected to be about $30 to $35 million and will be completed by the end of the second quarter. Since the inception of the program and through March 22, 2008, the Company incurred a pre-tax charge of approximately $24 million with a pre-tax cash charge of $1 million being recorded in the first quarter of 2008.

2008 First Quarter Results

Diluted Earnings Per Share
Comparable Results	$0.13
Restructuring Charges & Asset Disposal Charge	(0.01)
Reported Results	$0.12

2008 Full-Year Guidance

	Full-Year 2007	Full-Year 2008 Growth Rate
Comparable Operating Income	$1,124	4% - 6%
Restructuring Charges	(30)
Asset Disposal Charge	(23)
Reported Operating Income	$1,071	8% - 10%

Diluted Earnings Per Share
Comparable Results	$2.30 to $2.38
Restructuring Charges	($0.01)
Asset Disposal Charge	($0.02) to ($0.03)
Reported Results	$2.26 to $2.35

Operating Free Cash Flow

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

2008 Full-Year OFCF Guidance

PBG expects its full-year 2008 OFCF to be at least $620 million. The Company anticipates capital expenditures to exceed $800 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.4 billion.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts, unaudited

	12 Weeks Ended
	March 22,	March 24,
	2008	2007

Net revenues	$2,651	$2,466
Cost of sales	1,482	1,343

Gross profit	1,169	1,123
Selling, delivery and administrative expenses	1,061	1,003

Operating income	108	120
Interest expense, net	59	66
Other non-operating (income) expenses, net	(3)	1
Minority interest	3	8

Income before income taxes	49	45
Income tax expense	21	16

Net income	$28	$29

Basic earnings per share	$0.13	$0.13

Weighted-average shares outstanding	222	227

Diluted earnings per share	$0.12	$0.12

Weighted-average shares outstanding	229	233

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	12 Weeks Ended
	March 22,	March 24,
	2008	2007

Cash Flows - Operations
Net income	$28	$29
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	144	144
Share-based compensation	12	14
Changes in working capital and other non-cash charges	(108)	(131)
Casualty insurance payments	(16)	(15)
Other, net	(40)	(20)
Net Cash Provided by Operations	20	21

Cash Flows - Investments
Capital expenditures	(185)	(174)
Acquisitions, net of cash acquired	(27)	(49)
Proceeds from sale of property, plant and equipment	2	4
Other investing activities, net	—	6
Net Cash Used for Investments	(210)	(213)

Cash Flows - Financing
Borrowing activities, net	339	257
Dividends paid	(31)	(26)
Excess tax benefit from exercise of stock options	1	1
Treasury stock transactions	(173)	(125)
Net Cash Provided by Financing	136	107

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3)	(4)

Net Decrease in Cash and Cash Equivalents	(57)	(89)
Cash and Cash Equivalents - Beginning of Period	647	629

Cash and Cash Equivalents - End of Period	$590	$540

Supplemental Information

Capital expenditures incurred	(136)	(144)
Change in accounts payable and other accrued liabilities related to capital expenditures	(49)	(30)
Cash paid for capital expenditures	(185)	(174)

Note: Certain reclassifications were made to our 2007 Condensed Consolidated Statement of Cash Flows to conform to the 2008 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts

	March 22,	December 29,
	2008	2007
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$590	$647
Accounts receivable, net	1,536	1,520
Inventories	666	577
Prepaid expenses and other current assets	377	342
Total Current Assets	3,169	3,086

Property, plant and equipment, net	4,072	4,080
Other intangible assets, net	4,178	4,181
Goodwill	1,542	1,533
Other assets	231	235
Total Assets	$13,192	$13,115

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and other current liabilities	$1,857	$1,968
Short-term borrowings	577	240
Current maturities of long-term debt	1,305	7
Total Current Liabilities	3,739	2,215

Long-term debt	3,479	4,770
Other liabilities	1,206	1,186
Deferred income taxes	1,335	1,356
Minority interest	989	973
Total Liabilities	10,748	10,500

Shareholders' Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,817	1,805
Retained earnings (includes impact from adopting FIN 48 in fiscal year 2007 of $5)	3,105	3,124
Accumulated other comprehensive loss	(42)	(48)
Treasury stock: 90 shares and 86 shares at March 22, 2008
and December 29, 2007, respectively	(2,439)	(2,269)
Total Shareholders' Equity	2,444	2,615
Total Liabilities and Shareholders' Equity	$13,192	$13,115

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA BY QUARTER
in millions, unaudited

	12 Weeks Ended

	March 22,	March 24,
	2008	2007
Net Revenues

U.S. & Canada	$2,207	$2,102
Europe	236	176
Mexico	208	188
Worldwide net revenues	$2,651	$2,466

Operating Income (Loss)

U.S. & Canada	$136	$143
Europe	(31)	(25)
Mexico	3	2
Worldwide operating income	108	120
Interest expense, net	59	66
Other non-operating (income) expenses, net	(3)	1
Minority interest	3	8
Income before income taxes	$49	$45

CONTACT:
The Pepsi Bottling Group, Inc.
Public Relations
Jeff Dahncke, 914-767-7690
jeff.dahncke@pepsi.com
or
Investor Relations
Mary Winn Settino, 914-767-7216
marywinn.settino@pepsi.com